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                                                                    EXHIBIT 15.1

            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

R&B Falcon Corporation:


     We are aware that Transocean Sedco Forex Inc. has incorporated by reference in this registration statement on Form S-4 (Registration No. 333-46374) the Form 10-Q of R&B Falcon Corporation for the quarters ended June 30, 2000 and March 31, 2000, which include our reports dated July 31, 2000 and May 2, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statements prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



/s/ ARTHUR ANDERSEN LLP



Houston, Texas


October 25, 2000